Exhibit 99

PALL REPORTS THIRD QUARTER RESULTS FOR FISCAL YEAR 2006

Reports Strong Microelectronics and BioPharmaceuticals Sales Growth

Announces Facilities Reduction and Consolidation Expected to Generate Annualized

Savings of $40MM in Costs and $10MM in Tax by FYE 2008

Repatriates $400 Million in Foreign Subsidiary Earnings;

Takes Related $17 MM Charge

East Hills, NY (June 1, 2006) -- Pall Corporation (NYSE: PLL) today reported sales and earnings results for the third quarter and nine months ended April 30, 2006. The Company also announced a facilities reduction and consolidation program expected to generate annualized savings of $40 million in costs and $10 million in tax by fiscal year end 2008.

Third Quarter Results

Reported sales for the quarter were $510 million and earnings were $25.2 million, or $0.20 per share, as compared to sales of $493.5 million and earnings of $43.7 million, or $0.35 per share, in the same quarter last year. Local currency sales increased 7% driven by strong growth in Microelectronics and BioPharmaceuticals. On a pro forma basis, third quarter earnings were $47.2 million, or $0.37 per share, excluding restructuring and other charges primarily related to cost-cutting and the facilities rationalization program of $0.04 per share, net of related tax effect, and a one-time charge related to repatriation of foreign subsidiary earnings of $0.13 per share as compared to pro forma earnings of $46.3 million, or $0.37 per share, in the same quarter last year.

Foreign currency translation reduced sales by 3½% and earnings per share by $0.01 in the quarter, and the impact of stock compensation and SFAS No. 123R, “Share-Based Payment” reduced earnings per share by an additional $0.02. Factoring in these items, third quarter pro forma earnings per share growth is $0.03, or 8%.

Eric Krasnoff, Chairman and CEO, said, “In the quarter, we saw good growth in Microelectronics and BioPharmaceuticals sales at 36½% and 18% (in local currency), respectively, driven by strong demand across product lines and in all geographies. Overall backlog is at an all-time high and we continue to make progress on our Total Fluid Management strategy, increasing system sales in every geography particularly in our BioPharmaceuticals and Food and Beverage markets. Systems represented 9% of total sales in the quarter compared to 8% last year, with 83% in the Industrial business and 17% in Life Sciences. Our margins in aggregate are much weaker than they should be, and we are committed to addressing this through a number of initiatives, including the facilities rationalization program that we are announcing today.”

“A heightened focus on improving working capital has resulted in a nine-day reduction in days sales outstanding compared with third quarter of fiscal year 2005. Inventory levels increased in the quarter and stock turns decreased due to fourth quarter volume expectations and as a result of our facilities rationalization program. Net debt was reduced $60.3 million compared with year-end and now stands at 20%” continued Mr. Krasnoff.

Third Quarter Financial Highlights

	Third Quarter
(in thousands of US$, except per share data)	FY06	FY05	Change in Local Currency
Pall Segment Results
Total Industrial	$304,044	$291,909	8%
Total Life Sciences	205,937	201,634	6%
Total sales	509,981	493,543	7%
Operating profit	81,693	85,056
Net Earnings	25,189	43,678
Diluted EPS	$0.20	$0.35
Pro Forma EPS	$0.37	$0.37

Cost Reduction & Facilities Rationalization Program

The Company expects the facilities rationalization program to achieve cost savings of $2 million in fiscal year 2006, growing to annualized savings of $40 million plus a further $10 million in tax savings by the end of fiscal year 2008. The Company’s facilities rationalization program will reduce its’ footprint by over 20% and result in a 10% global manufacturing headcount reduction. The facilities rationalization program is expected to be substantially complete by the end of fiscal year 2008, with approximately 20% of the cost savings realized in fiscal year 2007. Restructuring and other charges of approximately $7.3 million were recorded in the third quarter, primarily related to the Company’s cost reduction programs, of which $3.5 million was related to facilities reduction initiatives and $3.8 million was primarily related to other cost reductions, including headcount reductions and streamlining operations in Europe. The established cost reduction programs are expected to deliver the targeted $20 million this fiscal year.

“Our most pressing challenge is to reduce cost of sales and drive gross margin improvement across all businesses,” Mr. Krasnoff continued. “While SG&A, at 30.9% of sales, improved 180 basis points in the quarter, gross margin was again down, reflecting increased operating and manufacturing related costs such as commodities, energy and transportation, as well as the continued impact of reduced pricing in our blood business, and the higher level of system sales in the quarter. While we remain fully committed to our strategy of integrated businesses and systems sales, these efforts are contributing to margin compression in the short term, as the systems sales in particular generate lower margins but should yield sustainable higher margin sales over the long term.”

“We are taking aggressive steps to address costs across the organization with a number of initiatives, including a significant facilities reduction effort, better procurement and sales discipline for our systems business, and streamlining of operations, particularly in lower-growth regions,” said Mr. Krasnoff. “While we have achieved some improvement in SG&A costs for the past several quarters, we must reduce them further to counter rising external, less controllable costs. To ensure that our cost reductions have the momentum to stay ahead of rising costs, we are taking these further steps to more aggressively reduce costs and realize a greater impact on margins.”

Foreign Subsidiary Earnings Repatriation

The Company also elected to repatriate, during the fourth quarter of 2006, $400 million in foreign subsidiary earnings under the American Jobs Creation Act of 2004. This dividend, 85% of which will be exempt from U.S. tax, has resulted in a one-time charge of $17 million, or $0.13 cents per share, in the third quarter. The repatriation will enable the Company to preserve existing foreign tax credits for use in connection with future dividends from low tax rate jurisdictions. In order to take advantage of these benefits, the Company is required to complete the repatriation before fiscal year end 2006. The repatriation will be funded with existing overseas cash balances, supplemented by borrowings under a new $500 million European-based multi-currency, multi-borrower revolving credit facility, which is expected to close this month. The new facility will replace the Company’s existing facility. Deployment of the repatriated cash will include the repayment of amounts outstanding under the Company’s existing revolving credit facility, contributions to its U.S. defined benefit plans, and other investments in the U.S. such as the funding of research and development activities and possible U.S.-based acquisitions.

“Pall’s financial position will be further strengthened by the one-time opportunity to repatriate foreign earnings at a favorable tax rate, which supports our continuing efforts to minimize our effective tax rate for the longer term. In addition, the new credit facility increases our liquidity while providing us with greater borrowing flexibility at reduced cost” concluded Mr. Krasnoff.

Nine Month Results

Reported sales for the nine month period increased 3% to approximately $1.42 billion and earnings were $82.7 million, or $0.66 per share, as compared to sales of $1.38 billion and earnings of $97.4 million, or $0.78 per share, for the comparable period last year. Local currency sales for the nine months were up 6½%. On a pro forma basis, earnings for the nine month period were $107.6 million, or $0.85 per share, excluding restructuring and other charges primarily related to cost-cutting and the facilities rationalization program of $0.06 per share, net of related tax effect, and a one-time charge related to repatriation of foreign subsidiary earnings of $0.13 per share as compared to pro forma earnings of $108.6 million, or $0.87 per share, in the same nine month period last year. The effect of foreign currency translation reduced sales by 3½% and earnings per share by $0.02 and the impact of stock compensation and SFAS No. 123R, “Share-Based Payment”, reduced earnings per share in the nine months by an additional $0.05. Factoring in these items, pro forma earnings per share growth for the nine month period is $0.05, or 6%.

Nine Month Results Highlights

(in thousands of US$, except per share data)	FY06	FY05	Change in Local Currency
Pall Segment Results
Total Industrial	$856,828	$821,884	7½%
Total Life Sciences	562,751	555,864	4½%
Total sales	1,419,579	1,377,748	6½%
Operating profit	203,187	213,099
Net Earnings	82,735	97,422
Diluted EPS	$0.66	$0.78
Pro Forma EPS	$0.85	$0.87

Guidance

“We are fully committed to our integrated system strategy in combination with aggressive margin improvement and are confident that it will position Pall to deliver sustainable profitable growth in the long term. We are comfortable narrowing our earnings per share guidance range to $1.31 to $1.36 for fiscal year 2006” Mr. Krasnoff concluded.

Industrial Highlights

	Sales	% Change Local Currency		Operating Profit	Operating Margin %
General Industrial	$189,777	3		$17,217	9
Aerospace	44,790	(4)		7,842	17	½
Microelectronics	69,477	36	½	19,085	27	½
Total Industrial	$304,044	8		$44,144	14	½

○

General Industrial sales increased 3% in the quarter. Operating profit margin declined to 9% compared with 12½% last year. Operating profit dollars declined to $17.2 million reflecting the decline in margin partly offset by the impact of higher sales. Within General Industrial:

–	Power Generation sales increased 10½% driven by investment in new capacity in the marketplace and the upgrade of existing plants.
–	Food and Beverage sales increased 7½% in the quarter driven by strong system and consumables sales in the Western Hemisphere.
–	Machinery & Equipment sales increased 5% driven by growth in Europe and Asia.
–	Fuels & Chemicals sales were down slightly in the quarter. Sales were up 7½% for the nine months. Orders growth was strong, increasing 17½% in the quarter.
–	Municipal Water sales were down 10% in the quarter reflecting the lumpiness of systems business. Although orders were down in the quarter, for the nine months, orders were up 8½%.
○

Microelectronics sales were up 36½%, continuing to benefit from new fab construction and strength in the storage and display markets. Operating profit margin improved to 27½% and operating profit dollars increased 148½% to $19.1 million.

○

Aerospace sales decreased 4% in the quarter primarily related to timing of shipments. For the nine months sales increased 6% primarily driven by incremental, but discounted, sales attributable to our expanded agreement/relationship with Satair. The overall Aerospace operating margin was 17½% compared with 21% last year, while operating profit dollars were $7.8 million.

Life Sciences Highlights

	Sales	% Change Local Currency		Operating Profit	Operating Margin %
BioPharmaceuticals	$93,200	18		$24,518	26
Medical	112,737	(2	½)	13,031	11	½
Total Life Sciences	$205,937	6		$37,549	18

○

BioPharmaceuticals sales increased 18% driven by strong growth in consumables in all geographies combined with an increase in system sales of over 170%. Growth continues to be driven by products for biotechnology, vaccine and plasma fractionation. Orders increased 25½% in the quarter. Operating profit margin improved to 26% and operating profit dollars increased 31½% to $24.5 million.

○

Medical segment sales were down 2½%. Sales in the BioSciences submarket increased 2% driven by growth in OEM sales in Europe. Blood Filtration sales were down 4½% reflecting a shortfall in the Western Hemisphere related to new long-term contracts with major blood bank customers. Operating profit margin declined to 11½% reflecting reduced pricing in our blood filtration business and the integration of certain Corporate functions into the business. Operating profit dollars were $13 million.

Tomorrow, June 2, 2006, at 8:30 am EST, Pall Corporation will host its quarterly earnings conference call. Individuals can access the webcast from the home page of the Company’s website, www.pall.com. Listening to the webcast requires speakers and Microsoft Windows Media Player software. The webcast will be archived for 30 days.

About Pall Corporation:

Pall Corporation is the global leader in the rapidly growing field of filtration, separations and purification. Pall’s business is organized around two broad business groups: Life Sciences and Industrial. The Company provides leading-edge products to meet the demanding needs of customers in biotechnology, pharmaceutical, transfusion medicine, semiconductor, water purification, aerospace and broad industrial markets. Total revenues for fiscal year 2005 were $1.9 billion. The Company headquarters is in East Hills, New York with extensive operations throughout the world. Visit Pall at www.pall.com.

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current Company expectations and are subject to risks and uncertainties which could cause actual results to differ materially. Such risks and uncertainties include, but are not limited to: fluctuations in foreign currency exchange rates; regulatory approval and market acceptance of new technologies; changes in product mix and product pricing and in interest rates and cost of raw materials; the Company’s success in enforcing its patents and protecting its proprietary products and manufacturing techniques and its ability to achieve the savings anticipated from its cost reduction initiatives; global and regional economic conditions and legislative, regulatory and political developments; and domestic and international competition in the Company’s global markets. Additional information regarding these and other factors is available on the Web at www.pall.com and is included in the Company’s reports filed with the U.S. Securities and Exchange Commission. Copies of such reports can be obtained, without charge, at www.sec.gov.

Management uses certain non-GAAP measurements to assess Pall’s current and future financial performance. The non-GAAP measurements do not replace the presentation of Pall’s GAAP financial results. These measurements provide supplemental information to assist management in analyzing Pall’s financial position and results of operations. Pall has chosen to provide this information to facilitate meaningful comparisons of past, present and future operating results and as a means to emphasize the results of on-going operations.

Financial Tables Follow

PALL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	(Amounts in thousands)

	APR. 30, 2006	JUL. 31, 2005
Assets

Cash and cash equivalents	$207,359	$164,928
Accounts receivable, net	464,731	493,650
Inventories, net	438,848	365,929
Other current assets	147,436	135,885
Total current assets	1,258,374	1,160,392

Property, plant and equipment, net	619,897	608,758
Other assets	509,058	496,151
Total assets	$2,387,329	$2,265,301
Liabilities and Stockholders’ Equity

Short-term debt	$29,099	$25,658
Accounts payable, income taxes and other current liabilities	446,511	431,481
Total current liabilities	475,610	457,139

Long-term debt	488,807	510,161
Deferred taxes and other non-current liabilities	182,611	158,024
Total liabilities	1,147,028	1,125,324

Stockholders’ equity	1,240,301	1,139,977
Total liabilities and stockholders’ equity	$2,387,329	$2,265,301

PALL CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	(Amounts in thousands, except per share data)
	THIRD QUARTER ENDED				NINE MONTHS ENDED
	APR. 30, 2006		APR. 30, 2005		APR. 30, 2006		APR. 30, 2005
Net sales	$509,981		$493,543		$1,419,579		$1,377,748
Cost of sales	271,388	(a)	248,554		753,491	(a)	707,955
Gross profit	238,593		244,989		666,088		669,793
Selling, general and administrative expenses	157,407		161,461		466,250		464,906
Research and development	14,511		15,498		41,975		43,118
Restructuring and other charges, net	7,313	(a)	4,292	(c)	10,999	(a)	15,253	(c)
Interest expense, net	5,091		7,084		16,472		18,937
Earnings before income taxes	54,271	(b)	56,654		130,392	(b)	127,579
Provision for income taxes	29,082	(a)	12,976		47,657	(a)	30,157
Net earnings	$25,189		$43,678		$82,735		$97,422
Earnings per share:
Basic:	$0.20		$0.35		$0.66		$0.78
Diluted:	$0.20		$0.35		$0.66		$0.78
Average number of shares outstanding:
Basic:	125,614		124,869		125,243		124,535
Diluted:	126,581		125,924		126,121		125,481
Net earnings as reported	$25,189		$43,678		$82,735		$97,422
One-time purchase accounting adjustment and restructuring and other charges, net, after pro forma tax effect	5,040		2,641		7,819		11,130
Tax effect of repatriation	17,000		—		17,000		—
Pro forma earnings	$47,229		$46,319		$107,554		$108,552
Diluted earnings per share as reported	$0.20		$0.35		$0.66		$0.78
One-time purchase accounting adjustment and restructuring and other charges, net	0.04	(a)	0.02	(c)	0.06	(a)	0.09	(c)
Tax effect of repatriation	0.13	(a)	—		0.13	(a)	—
Pro forma diluted earnings per share	$0.37	(b)	$0.37		$0.85	(b)	$0.87

(a) Included in Provision for income taxes is a charge of $17,000 (or 13 cents per share) in the quarter and nine months related to the tax effect of the repatriation of foreign subsidiary earnings. Restructuring and other charges, net, includes severance and other costs of $7,313 (4 cents per share, after pro forma tax effect) in the quarter and $13,199 (7 cents per share, after pro forma tax effect) in the nine months primarily related to our on-going cost reduction programs. In addition, the nine months includes a gain of $2,200 (1 cent per share, after pro forma tax effect). Included in cost of sales is a charge of $333 and $839 in the quarter and nine months, respectively, related to a purchase accounting adjustment recorded in fiscal year 2005 to step up the value of inventory acquired from BioSepra by $2,431, in accordance with SFAS No. 141, “Business Combinations”.

(b) Includes expense of $2,463 (2 cents per share, after pro forma tax effect) in the quarter and $7,823 (5 cents per share, after pro forma tax effect) in the nine months related to stock compensation expense and the adoption of SFAS No. 123R, “Share-Based Payment”.

(c) Restructuring and other charges, net, includes $4,292 (2 cents per share, after pro forma tax effect) and $12,378 (7 cents per share, after pro forma tax effect) in the third quarter and nine months, respectively, primarily comprised of severance and other costs related to the restructuring of operations into globally integrated businesses. In addition, the nine months includes $2,875 (2 cents per share, after pro forma tax effect) related to the impairment of an investment.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

PALL CORPORATION AND SUBSIDIARIES

(Unaudited)

(Amounts in thousands)

	NINE MONTHS ENDED
	APR. 30, 2006	APR. 30, 2005
Net cash provided by operating activities	$151,667	$80,114
Investing activities:
Capital expenditures	(72,784)	(59,361)
Acquisitions of businesses, net of disposals and cash acquired	(75)	(30,812)
Other	(6,264)	2,064
Net cash used by investing activities	(79,123)	(88,109)
Financing activities:
Dividends paid	(38,611)	(34,673)
Notes payable and long-term borrowings	(18,945)	24,751
Purchase of treasury stock	(5,750)	(49,998)
Other	27,518	32,553
Net cash used by financing activities	(35,788)	(27,367)
Cash flow	36,756	(35,362)
Cash and cash equivalents at beginning of period	164,928	207,277
Effect of exchange rate changes on cash	5,675	10,382
Cash and cash equivalents at end of period	$207,359	$182,297

PALL CORPORATION

MARKET SEGMENT AND GEOGRAPHIC INFORMATION

(Unaudited)

(DOLLAR AMOUNTS IN THOUSANDS)

SALES THIRD QUARTER ENDED:	APR. 30, 2006	APR. 30, 2005	% CHANGE		% CHANGE IN LOCAL CURRENCY
MARKET SEGMENT
INFORMATION:
Medical	$112,737	$119,065	(5	½)	(2	½)
BioPharmaceuticals	93,200	82,569	13		18
Total Life Sciences	205,937	201,634	2		6
General Industrial	189,777	191,379	(1)		3
Aerospace	44,790	47,755	(6)		(4)
Microelectronics	69,477	52,775	31	½	36	½
Total Industrial	304,044	291,909	4		8
Total	$509,981	$493,543	3	½	7
GEOGRAPHIC INFORMATION:
SALES
TO UNAFFILIATED CUSTOMERS
Western
Hemisphere	$185,838	$181,283	2	½	2	½
Europe	200,779	204,658	(2)		5
Asia	123,364	107,602	14	½	19
Total	$509,981	$493,543	3	½	7
TOTAL SALES
Western
Hemisphere	$251,157	$242,406
Europe	227,468	240,076
Asia	125,164	109,278
Eliminations	(93,808)	(98,217)
Total	$509,981	$493,543

OPERATING PROFIT THIRD QUARTER ENDED:	APR. 30, 2006%			APR. 30, 2005%
MARKET SEGMENT INFORMATION:
Medical	$13,031		11.6	$24,883	20.9
BioPharmaceuticals	24,518		26.3	18,679	22.6
Total Life Sciences	37,549		18.2	43,562	21.6
General Industrial	17,217		9.1	23,911	12.5
Aerospace	7,842		17.5	9,900	20.7
Microelectronics	19,085		27.5	7,683	14.6
Total Industrial	44,144		14.5	41,494	14.2
Subtotal	81,693		16.0	85,056	17.2
Restructuring and other charges	(7,646	)(a)		(4,292)
General corporate expenses	(14,685)			(17,026)
Interest expense, net	(5,091)			(7,084)
Earnings before income taxes	$54,271			$56,654
GEOGRAPHIC INFORMATION:
Western Hemisphere	$41,429		16.5	$46,523	19.2
Europe	19,412		8.5	26,002	10.8
Asia	20,176		16.1	15,447	14.1
Eliminations	676			(2,916)
Subtotal	81,693		16.0	85,056	17.2
Restructuring and other charges	(7,646	)(a)		(4,292)
General corporate expenses	(14,685)			(17,026)
Interest expense, net	(5,091)			(7,084)
Earnings before income taxes	$54,271			$56,654

(a) Includes a charge of $333 recorded in cost of sales in the quarter related to a purchase accounting adjustment recorded in fiscal year 2005 to step up the value of inventory acquired from BioSepra by $2,431, in accordance with SFAS No. 141, “Business Combinations”.

PALL CORPORATION

MARKET SEGMENT AND GEOGRAPHIC INFORMATION

(Unaudited)

(DOLLAR AMOUNTS IN THOUSANDS)

SALES NINE MONTHS ENDED:	APR. 30, 2006	APR. 30, 2005	% CHANGE		% CHANGE IN LOCAL CURRENCY
MARKET SEGMENT
INFORMATION:

Medical	$315,194	$324,888	(3)		(	½)
BioPharmaceuticals	247,557	230,976	7		11	½
Total Life Sciences	562,751	555,864	1		4	½

General Industrial	538,252	533,057	1		4	½
Aerospace	133,561	128,536	4		6
Microelectronics	185,015	160,291	15	½	19	½
Total Industrial	856,828	821,884	4	½	7	½

Total	$1,419,579	$1,377,748	3		6	½

GEOGRAPHIC INFORMATION:

SALES
TO UNAFFILIATED CUSTOMERS

Western
Hemisphere	$518,306	$500,895	3	½	3
Europe	560,664	566,267	(1)		5	½
Asia	340,609	310,586	9	½	13

Total	$1,419,579	$1,377,748	3		6	½

TOTAL SALES
Western
Hemisphere	$700,145	$662,277
Europe	648,399	659,006
Asia	345,798	314,948
Eliminations	(274,763)	(258,483)

Total	$1,419,579	$1,377,748

OPERATING PROFIT NINE MONTHS ENDED:	APR. 30, 2006%			APR. 30, 2005%
MARKET SEGMENT
INFORMATION:

Medical	$34,874		11.1	$56,212	17.3
BioPharmaceuticals	61,033		24.7	54,244	23.5
Total Life Sciences	95,907		17.0	110,456	19.9

General Industrial	44,469		8.3	54,091	10.1
Aerospace	20,627		15.4	22,286	17.3
Microelectronics	42,184		22.8	26,266	16.4
Total Industrial	107,280		12.5	102,643	12.5
Subtotal	203,187		14.3	213,099	15.5
Restructuring and other charges	(11,838	)(a)		(15,253)
General corporate expenses	(44,485)			(51,330)
Interest expense, net	(16,472)			(18,937)
Earnings before income taxes	$130,392			$127,579
GEOGRAPHIC INFORMATION:
Western Hemisphere	$96,414		13.8	$108,396	16.4
Europe	51,404		7.9	67,513	10.2
Asia	53,543		15.5	45,211	14.4
Eliminations	1,826			(8,021)
Subtotal	203,187		14.3	213,099	15.5
Restructuring and other charges	(11,838	)(a)		(15,253)
General corporate expenses	(44,485)			(51,330)
Interest expense, net	(16,472)			(18,937)
Earnings before income taxes	$130,392			$127,579

(a) Includes a charge of $839 recorded in cost of sales in the nine months related to a purchase accounting adjustment recorded in fiscal year 2005 to step up the value of inventory acquired from BioSepra by $2,431, in accordance with SFAS No. 141, “Business Combinations”.

Contact:

Investors

Lisa McDermott

Pall Corporation

Tel: (516) 801-9808

Media

Pat Iannucci

Pall Corporation

Tel: (516) 801-9848